Exhibit 1.7

     ABN AMRO BANK N.V.
ABN AMRO HOLDING N.V.

ABN NotesSM

FORM OF U.S. DISTRIBUTION AGREEMENT

September 29, 2006

To the Agents listed on the
     signature pages hereof

Dear Sirs and Mesdames:

     ABN AMRO Bank N.V., a public limited liability company incorporated under the laws of The Netherlands (the “Bank”), and ABN AMRO Holding N.V., a public limited liability company incorporated under the laws of The Netherlands (“Holding”) confirm their agreement with the Agents with respect to the issue and sale from time to time by the Bank, (each, an “offering”) of up to $7,500,000,000 (or the equivalent thereof in one or more foreign currencies) aggregate initial public offering price of its senior notes (the “Notes”), subject to reduction as a result of the sale by the Bank of any other debt securities sold pursuant to Registration Statement No. 333-          .

     The Notes will be entitled to the benefit of a full and unconditional guarantee (the “Guarantee”) by Holding as set forth in the Indenture, as defined below, pursuant to which Holding will guarantee the obligations of the Bank under the Notes.

     The Notes will be issued as senior indebtedness of the Bank pursuant to the provisions of an indenture dated as of September 15, 2006 (as may be supplemented or amended from time to time, the “Indenture”) among the Bank, Holding, Citibank N.A., as securities administrator (the “Securities Administrator”) and Wilmington Trust Company, as trustee (the “Trustee”).

     The Notes will have the maturities, interest rates, and other terms as set forth in supplements to the Base Prospectus referred to below.

     For each offering of the Notes, the Bank and Holding will appoint, pursuant to a Selling Agency Invitation (substantially in the form of Exhibit A), some or all of the Agents as their exclusive selling agents for the purposes of soliciting and receiving offers to purchase Notes by others. On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, you agree, upon such appointment, to use reasonable efforts to solicit and receive offers to purchase Notes upon terms acceptable to the Bank at such times and in such amounts as the Bank shall from time to time specify. In addition, you may also purchase Notes as principal pursuant to the terms of a terms agreement relating to such sale (a “Terms Agreement”) in accordance with the provisions of Section 3(b) hereof.

     The Bank, Holding and LaSalle Funding LLC have filed on September 29, 2006 with the Securities and Exchange Commission (the “Commission”) registration statement, including a prospectus, relating to the Notes and the Guarantee that became automatically effective under the Securities Act of 1933, as amended (the “Securities Act”). Such registration statement, including the exhibits thereto, as amended, is hereinafter referred to as the “Registration Statement”. The prospectus in the form in which it appears in the Registration Statement is hereinafter referred to as the “Base Prospectus.” The Bank and Holding have filed with the commission pursuant to Rule 424 under the Securities Act, a supplement to the Base Prospectus dated September 29, 2006 that describes certain terms of the Notes and Guarantee, which is hereinafter referred to as the “ABN Notes Prospectus Supplement.” The Bank and Holding propose to file with the Commission from time to time, pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), further supplements to the Base Prospectus that will describe specific terms of the Notes. The term “Preliminary Prospectus” means the Base Prospectus, together with the ABN Notes Prospectus Supplement and any preliminary pricing supplement specifically relating to particular offering of Notes and the Guarantee as filed with, or transmitted for filing to, the Commission pursuant to Rule 424 under the Securities Act. The term “Prospectus” means the Base Prospectus together with the ABN Notes Prospectus Supplement and the final pricing supplement or supplements specifically relating to a particular offering of Notes and the Guarantee, as filed with, or transmitted for filing to, the Commission pursuant to Rule 424. As used herein, the terms “Base Prospectus,” “ABN Notes Prospectus Supplement,” “Preliminary Prospectus,” “Time of Sale Information” (as defined below) and “Prospectus” shall include in each case the documents, if any, incorporated by reference therein.

     The term “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act and the term “Permitted Free Writing Prospectus means (i) a free writing prospectus that has been prepared by ABN AMRO Incorporated and approved by the Bank and filed with the Commission in accordance with Rule 433(d) of the Securities Act (including a free writing prospectus containing solely a description of the final terms of the Notes and Guarantee) or (ii) a free writing prospectus containing solely a description of terms of the Securities that (a) does not reflect the final terms, (b) is exempt from the filing requirement pursuant to Rule 433(d)(5)(i) and (c) is prepared by ABN AMRO Incorporated. “Time of Sale Information” in connection with an offering means the Preliminary Prospectus together with each Permitted Free Writing Prospectus, if any. “Time of Sale” as used herein shall occur when the Time of Sale Information shall be made available to the Agents for electronic delivery to purchasers. The terms “supplement,” “amendment” and “amend” as used herein shall include all documents deemed to be incorporated by reference that are filed subsequent to the date of the Base Prospectus by the Bank and Holding with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     1. Representations and Warranties of the Bank and Holding. Each of the Bank and Holding represent and warrant to and agree with you as of the Commencement Date, as of each date on which you solicit offers to purchase Notes following receipt of a Selling Agency Invitation, as of each date on which the Bank accepts an offer to purchase Notes (including any purchase by you as principal pursuant to a Terms Agreement) and as of each date the Bank issues and delivers Notes, as follows:

     (a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder and (iv) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that (1) the representations and warranties set forth in this Section 1(a) do not apply (A) to statements or omissions in the Registration Statement or the Prospectus based upon information relating to you furnished to Holding or the Bank in writing by you expressly for use therein or (B) to that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the

Trustee and (2) the representations and warranties set forth in clauses (ii), (iii) and (iv) above, when made as of the Commencement Date or as of any date on which you solicit offers to purchase Notes or on which the Bank accepts an offer to purchase Notes, shall be deemed not to cover information concerning an offering of particular Notes to the extent such information will be set forth in a supplement to the Base Prospectus (other than the ABN Notes Prospectus Supplement).

     (b) The Time of Sale Information immediately prior to the time of each sale of the Notes in connection with an offering, as then amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Time of Sale Information based upon information relating to any Agent furnished to the Bank or Holding in writing by such Agent through you expressly for use therein.

     (c) Neither the Bank nor Holding are an “ineligible issuer” in connection with the offering of Notes pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Bank and Holding are required to file pursuant to Rule 433(d) under the Securities Act will be filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Bank and Holding are required to file pursuant to Rule 433(d) under the Securities Act will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for Permitted Free Writing Prospectuses, the Bank and Holding have not prepared, used or referred to, and will not, without the prior consent of ABN AMRO Incorporated, prepare, use or refer to, any free writing prospectus.

     (d) The Bank and Holding have been duly created and are validly existing as public limited liability companies incorporated under the laws of The Netherlands and have the power and authority (corporate and other) to own their properties and conduct their businesses as described in the Time of Sale Information.

     (e) Each subsidiary of the Bank and Holding has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation (where such legal concept has relevance), has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Information and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires qualification, except to the extent that the failure to be so qualified or be in good standing or the failure to have such power and authority would not have a material adverse effect on the Bank, Holding and their subsidiaries, taken as a whole.

     (f) Each of this Agreement and any applicable Written Terms Agreement (as hereinafter defined) has been duly authorized, executed and delivered by the Bank and Holding.

     (g) The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized, executed and delivered by each of the Bank and Holding and is a valid and binding agreement of each of the Bank and Holding, enforceable in accordance with its terms except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered at a proceeding in equity or at law.

     (h) The forms of Notes and Guarantee have been duly authorized and established in conformity with the provisions of the Indenture and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and duly paid for by the purchasers thereof, (i) the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Bank and (ii) the Guarantee will be entitled to the benefits of the Indenture and will be a valid and binding obligation of Holding, each enforceable in accordance with their respective terms except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered at a proceeding in equity or at law.

     (i) The execution and delivery by the Bank and Holding of this Agreement, the Notes, the Indenture and any applicable Written Terms Agreement, and the performance by the Bank and Holding of their respective obligations under this Agreement, the Notes, the Indenture and any applicable Terms Agreement, will not contravene any provision of applicable law or the articles of association of either the Bank or Holding or any agreement or other instrument binding upon the Bank or Holding or any of their subsidiaries that is material to the Bank, Holding and their subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Bank or

Holding or any of their subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Bank and Holding of their obligations under this Agreement, the Notes, the Indenture and any applicable Terms Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes; provided, however, that no representation is made or warranty given as to whether the purchase of the Notes constitutes a “prohibited transaction” under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended.

     (j) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Bank, Holding and any of their subsidiaries, taken as a whole, from that set forth in the Time of Sale Information.

     (k) There are no legal or governmental proceedings pending or, to the Bank’s or Holding’s knowledge, threatened to which the Bank, Holding or any of their subsidiaries is a party or to which any of the properties of the Bank or Holding or any of their subsidiaries are subject that are required to be described in the Registration Statement or the Prospectus and are not so described and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed or incorporated by reference as exhibits to the Registration Statement that are not described, filed or incorporated as required. The Time of Sale Information contains in all material respects the same description of the foregoing matters contained in the Prospectus.

     (l) Each of the Bank, Holding and their respective subsidiaries have all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use their properties and assets and to conduct their business in the manner described in the Time of Sale Information, except to the extent that the failure to obtain or file would not have a material adverse effect on the Bank, Holding or their subsidiaries, taken as a whole.

     (m) Each of ABN AMRO Incorporated and LaSalle Financial Services, Inc. is registered as a broker-dealer with the Commission and the National Association of Securities Dealers, Inc.

     (n) Neither the Bank nor Holding is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus, will be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

     (o) Immediately after any sale of Notes by the Bank and Holding hereunder or under any Terms Agreement, the aggregate amount of Notes outstanding at any one time will not exceed any limitation thereon which may then be in effect by action of the Board of Directors of the Bank or Holding.

     (p) The Registration Statement has become effective and constitutes an “automatic shelf registration statement” (as defined in Rule 405 of the Securities Act) filed within three years of the date hereof; the Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act; no notice of objection of the Commission with respect to the use of the Registration Statement pursuant to Rule 401(g)(2) under the Securities Act has been received by the Bank or Holding; and Holding is a “well-known seasoned issuer” as defined in Rule 405, and neither the Bank nor Holding is an “ineligible issuer,” as defined in Rule 405 at the “determination dates” relevant to the offering and sale of Notes under the Registration Statement (as described in such definition); no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding, to the knowledge of the Bank or Holding, for that purpose or pursuant to Section 8A of the Securities Act has been initiated or threatened by the Commission;

     (q) Each of the Bank and Holding hereby acknowledges that the Agents will be acting pursuant to a contractual relationship on an arm’s length basis and in no event do the parties intend that the Agents act or be responsible as a fiduciary to the Bank or Holding, their management, stockholders, creditors or any other person. Each of the Bank, Holding and the Agents hereby expressly disclaim any fiduciary relationship and agree they are each responsible for making their own independent judgments with respect to any transactions entered into between them.

     Notwithstanding the foregoing, it is understood and agreed that the representations and warranties set forth in Section 1(a)(ii), (iii) and (iv), 1(b), 1(h) (except as to due authorization of the Notes and the Guarantee) and 1(i), when made as of the Commencement Date, or as of any date on which you solicit offers to purchase Notes, with respect to any Notes the payments of principal or interest on which, or any other payments with respect to which, will be determined by reference to one or more currency exchange rates, commodity prices, securities of entities unaffiliated with either the Bank or Holding, baskets of such securities, equity indices or other factors, shall be deemed not to address the application of the Commodity Exchange Act, as amended, or the rules, regulations or interpretations of the Commodity Futures Trading Commission.

     2. Representations and Warranties of Agents. Each of the Agents represents and warrants to and agrees with the Bank and Holding, as of each date on which you solicit offers to purchase Notes following receipt of a Selling Agency Invitation, as of each date on which the Bank accepts an offer to purchase Notes (including any purchase by you as principal pursuant to a Terms Agreement) and as of each date the Bank issues and delivers Notes:

     (a) You represent and warrant that you are actually engaged in the investment banking or securities business and that you are either (A) a member in good standing of the NASD or (B) a foreign bank, dealer or institution not eligible for membership in the NASD and not registered under the Exchange Act (a “non-member foreign dealer”). If you are a non-member foreign dealer, you agree to comply with Rule 2790 of the NASD Conduct Rules. In addition, if you are a non-member foreign dealer, you agree to comply, as though you were a member of the NASD, with the provisions of NASD Conduct Rules 2730, 2740, 2750 and 2420. You represent and warrant that you are fully familiar with the above provisions of the Rules. You further represent, by your participation in any offering of Notes, that you have provided to the Bank all documents and other information required to be filed with respect to you, any related person or any person associated with you or any such related person pursuant to Section (b)(6) of NASD Rule 2710 (the “Financing Rule”) as such requirements relate to such offering, including, but not limited to information with respect to (x) any arrangement during the period beginning 180 days immediately preceding the required filing date of an offering and through the pricing date (the “Survey Period”), which arrangement provides for the receipt of any item of value or the transfer of any warrants, options, or other securities from the Bank or Holding to you or your related person(s), (y) any acquisitions of unregistered equity securities of the Bank or Holding by you or your related person(s) during the Survey Period, or (z) any new arrangement that provides for the receipt of any additional item of value by you or your related person(s) between the pricing date of an offering and the date ending 90 days immediately thereafter. Terms used in clauses (x), (y) and (z) of the previous sentence and not otherwise defined shall have the respective meanings given to them in the Financing Rule.

     (b) You agree that, in connection with any purchase or sale of the Notes wherein a selling concession, discount or other allowance is received or granted, (1) you will comply with the provisions of Rule 2740 of the Conduct Rules of the NASD and (2) if you are a non-NASD member broker or dealer in a foreign country, you will also comply (a), as though you were an NASD member, with the provision of Rules 2730, 2740 and 2750 of the Conduct Rules and (b) with Rule 2420 of the Conduct Rules as that Rule applies to a non-NASD member broker or dealer in a foreign country.

     (c) You represent and warrant that you are familiar with the Commission’s guidance on the use of electronic media to deliver documents under the federal securities laws (including, but not limited to, Release 33-7856 (May 4, 2000) and Release 33-7233 (October 6, 1995)) and the NASD Notice – to – Members 98-3 (January 1998) concerning delivery of documents by broker dealers through electronic media. You agree that you will comply therewith in connection with the delivery of the Time of Sale Information to purchasers of the Notes.

     (d) You represent and warrant, on behalf of yourself and any subsidiary, affiliate, or agent to be used by you in the context of this Agreement, that you and they have not relied upon advice from the Bank, Holding or any other Agent or any of their respective affiliates regarding the suitability of the Notes for any investor.

     (e) You acknowledge that you are familiar with the requirements of NASD Notice-to-Members 05-59 concerning NASD members’ obligations when selling structured products and NASD Notice – to – Members 05-26 recommending best practices for reviewing new products. You agree to comply therewith in connection with any offering of Securities.

     (f) You agree that in selling Notes you will comply with all applicable laws, rules and regulations, including the applicable provisions of the Securities Act and the Exchange Act, the applicable rules and regulations of the Commission thereunder, the applicable rules and regulations of the NASD and the applicable rules and regulations of any securities exchange having jurisdiction over the offering of the Notes, including NASD Rule 2310, New York Stock Exchange Rule 405, NASD Notice – to – Members 03-71 and any other laws, rules or regulations regarding suitability or diligence of accounts.

     (g) You represent and warrant, on behalf of yourself and any subsidiary, affiliate, or agent to be used by you in the context of this Agreement, that you and they comply and will comply with all applicable rules and regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and all applicable requirements of the U.S.

Bank Secrecy Act and the USA PATRIOT Act and the rules and regulations promulgated thereunder.

     (h) You represent and warrant that you are not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Notes.

     (i) You represent and warrant that you are familiar with Rule 173 under the Securities Act and agree that you will comply therewith. You agree that you will not use, authorize use of, refer to, or participate in the planning for use of any written communication (as defined in Rule 405 under the Securities Act) concerning the Notes, the Bank or Holding, (including without limitation any free writing prospectus and any information furnished by the Bank or Holding but not incorporated by reference into the Preliminary Prospectus or Prospectus) other than (a) any Preliminary Prospectus or Prospectus or (b) any Permitted Free Writing Prospectus. You represent that the Time of Sale Information has been conveyed to each person to whom you sell or deliver Notes prior to entering into a contract of sale with such person. You agree to make a record of your distribution of the Time of Sale Information related to each offering of the Notes. When furnished with copies of any revised Preliminary Prospectus or Permitted Free Writing Prospectus or a new Permitted Free Writing Prospectus revising or supplementing the terms of the Preliminary Prospectus or a previous Permitted Free Writing Prospectus, you will, upon request, promptly forward copies thereof to each person to whom you have theretofore distributed a Preliminary Prospectus or Permitted Free Writing Prospectus prior to entering into any contract of sale with such person.

     (j) You agree that you will not offer or sell the Notes within the European Economic Area unless (i) you have obtained the Bank’s prior written consent and (ii) you comply with the selling restrictions set forth in Exhibit D hereto and those other restrictions as the Bank may inform you of from time to time.

     (k) You represent and warrant that you will not sell Notes to or through any dealer unless you have received comparable representations and warranties to those set forth in this Section 2 upon which the Bank and Holding are also entitled to rely.

     3. Solicitations as Agents; Purchases as Principal.

     (a) Solicitations as Agents. In connection with your actions as selling agents upon appointment pursuant to a Selling Agency Invitation, you agree to use reasonable efforts to solicit offers to purchase Notes upon the terms and conditions set forth in the Time of Sale Information as then amended or supplemented.

     The Bank reserves the right, in its sole discretion, to instruct you to suspend at any time, for any period of time or permanently, the solicitation of offers to purchase Notes. Upon receipt of at least one business day’s prior notice from the Bank, you will forthwith suspend solicitations of offers to purchase Notes from the Bank until such time as the Bank has advised you that such solicitation may be resumed. While such solicitation is suspended, neither the Bank nor Holding shall be required to deliver any certificates, opinions or letters in accordance with Sections 6(a), 6(b) and 6(c); provided, however, that if the Registration Statement, Prospectus, or ABN Notes Prospectus Supplement is amended or supplemented during the period of suspension (other than by an amendment or supplement providing solely for (i) the specific terms of the Notes, or (ii) for a change you deem to be immaterial), you shall not be required to resume soliciting offers to purchase Notes until the Bank and Holding have delivered such certificates, opinions and letters as you may request.

     The Bank agrees to pay to you, as consideration for the sale of each security resulting from a solicitation made or an offer to purchase received by you in connection with an offering in which you were appointed as a selling agent under a Selling Agency Invitation, a commission in the form of a discount from the purchase price of such security equal to between 0.5% and 4% (depending upon such Note’s maturity) of the principal amount of such Note (provided that the commission for Notes having a maturity of 30 years or greater will be negotiated) or such other discount as may be specified in the Time of Sale Information or Selling Agency Invitation relating to such Note.

     You shall communicate to the Bank, orally or in writing, each offer to purchase Notes received by you as agent that in your judgment should be considered by the Bank. The Bank shall have the sole right to accept offers to purchase Notes and may reject any offer in whole or in part. You shall have the right to reject any offer to purchase Notes that you consider to be unacceptable, and any such rejection shall not be deemed a breach of your agreements contained herein. The procedural details relating to the issue and delivery of Notes sold by you as agent and the payment therefor shall be as set forth in the Administrative Procedures (as hereinafter defined).

     (b) Purchases as Principal. Each sale of Notes to you as principal shall be made in accordance with the terms of this Agreement. In connection with each such sale, the Bank will enter into a Terms Agreement that will provide for the sale of such Notes to and the purchase thereof by you. Each Terms Agreement will take the form of either (i) a written agreement between you and the Bank, which may be substantially in the form of Exhibit A hereto (a “Written Terms Agreement”), or (ii) an oral agreement between you and the Bank confirmed in writing by you to the Bank.

     Your commitment to purchase Notes as principal pursuant to a Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Bank and Holding herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the principal amount of Notes to be purchased by you pursuant thereto, the maturity date of such Notes, the price to be paid to the Bank for such Notes, the interest rate and interest rate formula, if any, applicable to such Notes and any other terms of such Notes. Each such Terms Agreement may also specify any requirements for officers’ certificates, opinions of counsel and letters from the independent auditors of the Bank pursuant to Section 6 hereof. A Terms Agreement may also specify certain provisions relating to the reoffering of such Notes, as the case may be, by you.

     Each Terms Agreement shall specify the time and place of delivery of and payment for such Notes, as the case may be. Unless otherwise specified in a Terms Agreement, the procedural details relating to the issue and delivery of Notes purchased by you as principal and the payment therefor shall be as set forth in the Administrative Procedures. Each date of delivery of and payment for Notes to be purchased by you as principal pursuant to a Terms Agreement, as the case may be, is referred to herein as a “Settlement Date.”

     Unless otherwise specified in a Terms Agreement, if you are purchasing Notes, as principal you may resell such Notes to other dealers, at a discount or discounts such as you may determine provided that each such discount, shall not exceed the amount set forth in the Time of Sale Information relating to such Notes.

     (c) Administrative Procedures. You and the Bank agree to perform the respective duties and obligations specifically provided to be performed in the ABN Notes Administrative Procedures (attached hereto as Exhibit C) (the “Administrative Procedures”), as amended from time to time. The Administrative Procedures may be amended only by written agreement of the Bank and you.

     (d) Delivery. The documents required to be delivered by Section 5 of this Agreement as a condition precedent to your obligation to begin soliciting offers to purchase Notes as agent of the Bank upon receipt of a Selling Agency Invitation shall be delivered at the office of Davis Polk & Wardwell, not later than 4:00 p.m., New York time, on the date hereof, or at such other time and/or place as you and the Bank may agree upon in writing, but in no event later than the day prior to the earlier of (i) the date on which you begin soliciting offers to purchase Notes pursuant to such Offering and (ii) the first date on which the Bank accepts any offer by you to purchase Notes as principal. The date of delivery of such documents is referred to herein as the “Commencement Date.”

     4. Agreements. The Bank and Holding on the one hand, and you on the other hand, agree that:

     (a) Prior to the termination of any offering of the Notes pursuant to any Terms Agreement, neither the Bank nor Holding will file any pricing supplement or free writing prospectus relating to the Notes or any amendment to the Registration Statement unless either the Bank or Holding have previously furnished to you a copy thereof for your review and will not file any such proposed supplement, amendment or free writing prospectus to which you reasonably object; provided, however, that the foregoing requirement shall not apply to any of Holding’s periodic filings with the Commission required to be filed pursuant to Section 13(a), 13(c), 13(f), 14 or 15(d) of the Exchange Act, copies of which filings the Bank or Holding will cause to be delivered to you promptly after being transmitted for filing with the Commission. Subject to the foregoing sentence, the Bank or Holding will promptly cause each pricing supplement to be filed with or transmitted for filing to the Commission in accordance with Rule 424(b) under the Securities Act. The Bank or Holding will promptly advise you (i) of the filing of any amendment or supplement to the Base Prospectus or ABN Notes Prospectus Supplement, (ii) of the filing and effectiveness of any amendment to the Registration Statement, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Base Prospectus or ABN Notes Prospectus Supplement or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Bank or Holding of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Bank and Holding will use their reasonable best efforts to prevent the issuance of any such stop order or notice of suspension of qualification and, if issued, to obtain as soon as practicable the withdrawal thereof. If the Base

Prospectus or ABN Notes Prospectus Supplement is amended or supplemented as a result of the filing under the Exchange Act of any document incorporated by reference in the Prospectus, you shall not be obligated to solicit offers to purchase Notes so long as you are not reasonably satisfied with such document.

     (b) If any event occurs or condition exists as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Prospectus, as then amended or supplemented, is delivered to a purchaser, not misleading, or if, in your opinion or in the opinion of the Bank or Holding, it is necessary at any time to amend or supplement the Prospectus, as then amended or supplemented, to comply with applicable law, the Bank or Holding will immediately notify you by telephone (with confirmation in writing) to suspend solicitation of offers to purchase Notes and, if so notified by the Bank or Holding, you shall forthwith suspend such solicitation and cease using the Prospectus, as then amended or supplemented. If the Bank or Holding shall decide to amend or supplement the Registration Statement or Prospectus, as then amended or supplemented, it shall so advise you promptly by telephone (with confirmation in writing) and, at its expense, shall prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, satisfactory in all respects to you, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Prospectus to you in such quantities as you may reasonably request. If any documents, certificates, opinions and letters furnished to you pursuant to paragraph (g) below and Sections 6(a), 6(b) and 6(c) in connection with the preparation and filing of such amendment or supplement are satisfactory in all respects to you, upon the filing with the Commission of such amendment or supplement to the Prospectus or upon the effectiveness of an amendment to the Registration Statement, you will resume the solicitation of offers to purchase Notes hereunder. Notwithstanding any other provision of this Section 4(b), until the distribution of any Notes you may own as principal has been completed, if any event described above in this paragraph (b) occurs, the Bank or Holding will, at their own expense, forthwith prepare and cause to be filed as soon as practicable with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, satisfactory in all respects to you, will supply such amended or supplemented Prospectus to you in such quantities as you may reasonably request and shall furnish to you pursuant to paragraph (g) below and Sections 6(a), 6(b) and 6(c) such documents, certificates, opinions and letters as you may request in connection with the preparation and filing of such amendment or supplement.

     (c) If any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Information in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of the Bank or Holding, it is necessary to amend or supplement the Time of Sale Information to comply with applicable law, forthwith to prepare, file with the Commission, if necessary, and furnish, at its own expense, to the Agents and to any dealer upon request, either amendments or supplements to the Time of Sale Information so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Information is delivered to a prospective purchaser, be misleading or so that the Time of Sale Information, as amended or supplemented, will comply with law.

     (d) Holding will make generally available to its security holders and to you as soon as practicable earning statements that satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder covering twelve month periods beginning, in each case, on the earlier of January 1, or July 1 with respect to each sale of Notes.

     (e) The Bank or Holding will furnish to each Agent, without charge, (i) a signed copy of the Registration Statement, including exhibits and all amendments thereto, and as many copies of the Prospectus, the Time of Sale Information and any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request and (ii) in connection with any purchase of Notes pursuant to a Terms Agreement or solicitation of an offer to purchase Notes that is accepted by the Bank, prior to 10:00 a.m. New York City time on the business day next succeeding the date of such Terms Agreement or the acceptance of such offer, as many copies of the Prospectus and the Time of Sale Information as then amended or supplemented (including the pricing supplement relating to the Notes to be purchased pursuant to such Terms Agreement or accepted offer), as you may reasonably request.

     (f) The Bank and Holding will endeavor to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request and to maintain such qualifications for as long as you shall reasonably request.

     (g) During the term of this Agreement, each of the Bank and Holding shall furnish to you such relevant documents and certificates of officers of the Bank and Holding, respectively, relating to their business, operations and affairs, the Registration Statement, the Base Prospectus, any amendments or supplements thereto, the Indenture, the Notes, the Guarantee, the Administrative Procedures, any Terms Agreement, and the performance by the Bank and Holding of their respective obligations hereunder or thereunder as you may from time to time reasonably request.

     (h) The Bank or Holding shall notify you promptly in writing of any downgrading that occurs on or following the date hereof, or of its receipt of any notice on or following the date hereof of any intended or potential downgrading or of any review for possible change that does not indicate the direction of the possible change, in the rating accorded the Bank, Holding or any of their securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

     (i) The Bank will, whether or not any sale of Notes is consummated, pay all expenses incident to the performance of its obligations under this Agreement and any Terms Agreement, including: (i) the preparation and filing of the Registration Statement and the Prospectus and all amendments and supplements thereto, (ii) the preparation, issuance and delivery of the Notes, (iii) the fees and disbursements of the Bank’s counsel and accountants, of the Trustees and their counsel, (iv) the qualification of the Notes under securities or Blue Sky laws in accordance with the provisions of Section 4(f), including filing fees and the fees and disbursements of your counsel in connection therewith and in connection with the preparation of any Blue Sky or Legal Investment Memoranda, (v) the printing and delivery to you in quantities as hereinabove stated of copies of the Registration Statement and all amendments thereto and of the Prospectus and any amendments or supplements thereto, (vi) the printing and delivery to you of copies of the Indenture, and any Blue Sky or Legal Investment Memoranda, (vii) any fees charged by rating agencies for the rating of the Notes, (viii) the fees and expenses, if any, incurred with respect to any filing with the National Association of Securities Dealers, Inc., and (ix) the fees and disbursements of Davis Polk & Wardwell.

     (j) During the period beginning on the date of any Terms Agreement and continuing to and including the Settlement Date with respect to such Terms Agreement, the Bank will not, without your prior consent, offer, sell, contract to sell or otherwise dispose of any debt securities of the Bank substantially similar to the Notes set forth in such Terms Agreement (other than (A) the Notes that are to be sold pursuant to such Terms Agreement, (B) Notes previously agreed to be sold by the Bank and (C) commercial paper issued in the ordinary course of business).

     5. Conditions of the Obligations of the Agents. Your obligation to solicit offers to purchase Notes as agent of the Bank and Holding in connection with any offering of Notes with respect to which you have received a Selling Agency Invitation and your obligation to purchase Notes as principal pursuant to any Terms Agreement will be subject to the accuracy of the representations and warranties on the part of the Bank and Holding herein, to the accuracy of the statements of the Bank’s and Holding’s officers made in each certificate furnished pursuant to the provisions hereof and to the performance and observance by the Bank and Holding of all covenants and agreements herein contained on their part to be performed and observed (in the case of your obligation to solicit offers to purchase Notes, at the time of such solicitation, and, in the case of your obligation to purchase Notes, at the time the Bank accepts the offer to purchase such Notes and at the time of issuance and delivery) and (in each case) to the following additional conditions precedent when and as specified below:

     (a) Prior to such solicitation or purchase, as the case may be:

     (i) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission;

     (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Bank, Holding and their subsidiaries, taken as a whole, from that set forth in the Time of Sale Information that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated by the Time of Sale Information;

     (iii) there shall not have occurred any of the following: (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the Euronext Amsterdam N.V.; (b) a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or on commercial banking activities in The Netherlands declared by Dutch authorities; and (c) any outbreak or material escalation of hostilities or other national or international calamity or crisis the effect of which shall be such as to make it, in your judgment, impracticable or inadvisable to proceed with the purchase of the Notes by you on the terms and in the manner contemplated in the Time of Sale Information; and

     (iv) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Bank or Holding or any of the Bank’s or Holding’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;

(A) except, in each case described in paragraph (i), (ii) or (iii) above, as disclosed to you in writing by the Bank prior to such solicitation or, in the case of a purchase of Notes, before the offer to purchase such Notes was made or (B) the relevant event shall have occurred and been known to you prior to such solicitation or, in the case of a purchase of Notes, before the offer to purchase such Notes was made.

     (b) On the Commencement Date, you shall have received:

     (i) The opinion, dated as of such date, of Clifford Chance Limited Liability Partnership, special Dutch counsel to the Bank and Holding, or of other counsel satisfactory to you and who may be an officer of the Bank and Holding, to the effect that:

     (A) Each of the Bank and Holding are: (i) registered as a public limited liability company (naamloze vennootschap), (ii) validly existing under the laws of The Netherlands, and (iii) licensed as a credit institution (kredietinstelling) under the Act on the Supervision of Credit Institutions (Wet Toezicht Kredietwezen) (“ASCI”) and registered as such in the register as referred to in Article 52 of the ASCI. The Bank is duly incorporated on March 29, 1824 and Holding is duly incorporated on May 30, 1990.

     (1) each of the Bank and Holding have corporate power and corporate capacity to execute and deliver the Indenture, the Notes and this Agreement, authorize the distribution of the Prospectus on their behalf, undertake and perform the obligations expressed to be assumed by each of them in the Indenture, the Notes and this Agreement; and

     (2) neither the Bank nor Holding omitted to take any internal corporate action in connection with its entering into the Indenture and this Agreement, the distribution of the Prospectus and the issuance of the Notes the absence of which may give it a right to assert against contracting parties acting in good faith that it has not validly entered into the Indenture or this Agreement; and

     (B) each of the Indenture, the Notes, the Guarantee, and this Agreement has been duly executed on behalf of the Bank and Holding and constitutes the valid and legally binding obligations of the Bank and Holding respectively, enforceable in accordance with their terms.

     (C) no authorizations, licenses, approvals, orders or consents, registrations, recordations or filings with any court, governmental authority, bureau, official agency or body in The Netherlands are required under the laws and regulations of The Netherlands for (or in connection with):

     (1) the distribution by or on behalf of the Bank and Holding of the Prospectus outside the Netherlands; or

     (2) the execution and delivery by the Bank and Holding of the Indenture, the Notes and this Agreement, and the performance of their respective obligations thereunder and the issue of the Notes by the Bank; or

     (3) the payment by the Bank and/or Holding, when due, of all sums which they may be liable to pay in respect of the Notes or under the Indenture and this Agreement in the currency in which they are stated to be payable;

provided, however, that with respect to (1) and (2) above, any agent offering securities or distributing the Prospectus in or from The Netherlands (whether electronically or otherwise) will be licensed or exempt pursuant to Articles

7 and 10 inclusively of the Securities Market Supervision Act 1995.

In themselves, none of the matters referred to in (C)(1) through (C)(3) above, conflicts or will conflict with or result in a breach of any provision of (or constitute a breach of or default under):

     (1) the Articles of Association of either the Bank or Holding; or

     (2) any law or generally applicable regulation of The Netherlands to which the Bank or Holding are subject which would make the Indenture or this Agreement, or parts thereof, or the Notes or the Guarantee null and void or subject to avoidance or nullification in The Netherlands.

     (D) the statements in the Registration Statement, as then amended or supplemented, under Item 8, insofar as such statements constitute summaries of the legal matters, referred to therein, fairly summarize the matters referred to therein.

     (E) the agreement of the Bank and Holding that the Indenture, the Notes and this Agreement shall be governed by and construed in accordance with the laws of the State of New York is legal, valid and binding, and the courts of The Netherlands will observe and give effect to the choice of the laws of the State of New York as the law governing such documents in any proceedings in relation to such documents, but when applying the laws of the State of New York as the law governing such documents, the courts of competent jurisdiction of The Netherlands, if any, by virtue of the 1980 Rome Convention on the Law Applicable to Contractual Obligations (the “Rome Convention”):

     (1) may give effect to the mandatory rules of law of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to such documents (a limitation on the chosen law arising under article 7 (1) of the Rome Convention);

     (2) will apply the law of The Netherlands in a situation where it is mandatory irrespective of the law otherwise applicable to such documents (a limitation on the chosen laws arising under article 7 (2) of the Rome Convention);

     (3) may refuse to apply the laws of the State of New York if such application is manifestly incompatible with the public policy of The Netherlands (a limitation on the chosen laws arising under article 16 of the Rome Convention); and

     (4) shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance (article 10(2) of the Rome Convention).

     (F) the submission by the Bank and Holding to the non-exclusive jurisdiction of the courts in New York in respect of any proceedings arising out of or in relation to the Indenture, the Notes, the Guarantee (in respect of Holding only) and this Agreement is valid and legally binding upon the Bank and Holding and not subject to unilateral revocation. However, because of the non-exclusive nature of the jurisdiction clause a Netherlands court may assume jurisdiction on the basis of the general provisions of the Judgments Regulation (as defined below) or, if the Judgments Regulation does not apply, of Netherlands domestic rules on international jurisdiction. Furthermore, a competent court in The Netherlands may assume jurisdiction (i) if the defendant enters an appearance and does not contest the jurisdiction prior to defences relating to the merits and, in the event that Council Regulation (EC) No. 44/2001 on Jurisdiction and the Enforcement and Judgments in Civil and Commercial matters of 22 December 2000 (as amended) (the “Judgments Regulation”) does not apply, there is a reasonable ground for jurisdiction of such Netherlands court; (ii) pursuant to Article 254 Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) in urgent matters, when, in view of the interests of the parties, provisional measures are required, or (iii) in the context of an attachment against the Bank or Holding or any of their respective assets.

     (ii) The opinion, dated as of such date, of Davis Polk & Wardwell, counsel for the Agents, to the effect that:

     (A) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and assuming that it has been duly authorized, executed, and delivered by the Bank and Holding, the Indenture is a valid and binding agreement of the Bank and Holding, enforceable against the Bank and Holding in accordance with its terms, except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered at a proceeding in equity or law;

     (B) assuming the forms of the Notes have been duly authorized as a matter of Dutch law, when the forms of the Notes have been duly authorized and established in conformity with the provisions of the Indenture and when the Notes have been executed by the Bank and Holding and authenticated by the Trustee or its duly appointed agent in accordance with the provisions of the Indenture and delivered to and duly paid for by the purchasers thereof, the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Bank, and the Guarantee will be a valid and binding obligation of Holding, each enforceable in accordance with their respective terms, except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered at a proceeding in equity or law;

     (C) the execution and delivery by the Bank and Holding of the Notes, the Indenture and this Agreement, and the performance by each of the Bank and Holding of their respective obligations under such agreements (and the Guarantee in respect of Holding only) will not contravene any provision of applicable U.S. federal or New York State law that in such counsel’s experience is normally applicable to transactions of the type contemplated by such agreements, and no consent, approval, authorization or order of or qualification with any U.S. federal or New York State governmental body or agency that in such counsel’s experience is normally applicable to transactions of the type contemplated by such agreements is required for the performance by the Bank and Holding of their obligations under the Notes, Guarantee (with respect to Holding only), the Indenture or this Agreement, except such as have been obtained and except that no opinion is expressed herein with respect to (i) the applicability of the securities or Blue Sky laws of the various states in connection with the offer and sale of any Notes or (ii) whether the purchase of any Notes constitutes a “prohibited transaction” under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended;

     (D) the statements in the Prospectus under the captions “Description of Debt Securities”, “Description of Notes”, “Plan of Distribution” and “Forms of Securities” insofar as such statements purport to constitute summaries of the legal matters, documents or proceedings referred to therein, fairly summarize the matters therein described in all material respects;

     (E) such counsel confirms its opinion set forth in the ABN Notes Prospectus Supplement under the caption “United States Federal Taxation” and that, subject to the qualifications set forth therein, the discussion set forth in the ABN Notes Prospectus Supplement under such caption is an accurate summary of the U.S. federal income tax matters described therein;

     (F) the Bank is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

     (G) each document filed pursuant to the Exchange Act and incorporated by reference in the Prospectus, as amended or supplemented through the date hereof (except for the financial statements or schedules or other financial or statistical data), appears on its face to be appropriately responsive in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

     (H) (1) in the opinion of such counsel, the Registration Statement and the Prospectus (except for the financial statements and schedules and other financial and statistical data and any Form T-1 included or incorporated by reference therein, as to which such counsel need not express any opinion) appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, and (2) nothing has come to the attention of such counsel that causes such counsel to believe that (i) the Registration Statement or the Base Prospectus included therein (except for the financial statements and schedules and other financial and statistical data and any Form T-1 included or incorporated by reference therein, as to which such counsel need not express any belief) as of the Commencement Date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the ABN Notes Prospectus Supplement (except as aforesaid) as of the Commencement Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading.

     Davis Polk will advise you that, based solely on conversations with the Commission, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for the purpose have been instituted, are pending or, to such counsel’s knowledge, are contemplated under the Securities Act.

     Notwithstanding the foregoing, the opinions described in subparagraphs (B), (C), (D), (E) and (H)(2)(i) and (ii) of paragraph (b)(ii) above shall be deemed not to address the application of the Commodity Exchange Act, as amended, or the rules, regulations or interpretations of the Commodity Futures Trading Commission to Notes the payments of principal or interest on which, or any other payments with respect to which, will be determined by reference to one or more currency exchange rates, commodity prices, securities issued by the Company or by entities affiliated or unaffiliated with the Bank or Holding, baskets of such securities or indices and on such other terms as may be set forth in the relevant pricing supplement specifically relating to the Notes.

     With respect to subparagraph (H) of paragraph (b)(ii) above, Davis Polk & Wardwell may state that their opinion and belief are based upon their participation in the preparation of the Registration Statement and the ABN Notes Prospectus Supplement, and any amendments or supplements thereto (but not including documents incorporated therein by reference) and review and discussion of the contents thereof (including documents incorporated therein by reference), but are without independent check or verification, except as specified.

     The opinion of Clifford Chance Limited Liability Partnership described in paragraph (b)(i) above shall be rendered to you at the request of the Bank and Holding and shall so state therein. In addition, such opinion and the opinion described in paragraph (b)(ii) above shall expressly provide that any agent that becomes an Agent hereunder following the Commencement Date may rely on such opinion as though it were addressed to such agent (it being understood that such opinion speaks only as of the date of such opinion).

     (c) On the Commencement Date, you shall have received a certificate of the Bank and Holding, dated the Commencement Date and signed by two authorized signatories of the Bank and Holding, respectively, to the effect set forth in subparagraph (a)(iii) above, and to the effect that the representations and warranties of the Bank and Holding contained in this Agreement are true and correct as of such date, that the Bank and Holding have complied with all of the agreements and satisfied all of the conditions on their parts to be performed or satisfied on or before such date and as to such other matters as you shall reasonably request.

     (d) On the Commencement Date, Holding’s independent auditors shall have furnished to you a letter or letters, dated as of the Commencement Date, in form and substance satisfactory to you containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus, as then amended or supplemented, and the Time of Sale Information, provided that each letter so furnished shall use a “cut-off date” no more than three business days prior to the date of such letter.

     (e) On the Commencement Date the Bank and Holding shall have furnished to you such appropriate further information, certificates and documents as you may reasonably request. On each Settlement Date with respect to any applicable Terms Agreement, counsel to the Agents shall have been furnished with such documents and opinions as such counsel may reasonably require for the purpose of enabling such counsel to pass upon the issuance and sale of Notes as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Bank and Holding in connection with the issuance and sale of Notes as herein contemplated shall be satisfactory in form and substance to the Agents and to counsel to the Agents.

     6. Additional Agreements of the Bank and Holding.

     (a) Unless the Bank has suspended the solicitation of offers to purchase Notes pursuant to Section 3(a), at your request each of the Bank and Holding will deliver or cause to be delivered forthwith to you a certificate signed by two authorized signatories of the Bank and Holding, respectively, in form reasonably satisfactory to you, of the same tenor as the certificate referred to in Section 5(c) in the following circumstances:

     (i) at the time of filing of the annual report on Form 20-F by Holding, or

     (ii) at any time the Registration Statement or Prospectus is amended or supplemented to provide for a material change directly relating to the offering of the Notes (other than by means of a pricing supplement), which shall not include a change providing for specific terms of the Notes or any change resulting from the merger of any of the Agents, in each case, provided that your request shall be made at a reasonable time in advance of such filing, amendment or supplement.

     (b) Each time the Bank and Holding furnish a certificate pursuant to Section 6(a), at your request the Bank and Holding will furnish or cause to be furnished forthwith to you written opinions of counsel for the Bank and Holding. Any such opinions shall be dated the date of such filing, amendment or supplement, as the case may be, and shall be in a form satisfactory to you and shall be of the same tenor as the opinions referred to in Section 5(b), but modified to relate to the Registration Statement which incorporates the annual report on Form 20-F, or the Registration Statement and Prospectus as amended or supplemented to the time of delivery of such letter, as the case may be. In lieu of such opinion, counsel last furnishing such an opinion to you may furnish to you a letter to the effect that you may rely on such last opinion to the same extent as though it were dated the date of such letter (except that statements in such last opinion will be deemed to relate to the Registration Statement which incorporates the annual report on Form 20-F, or the Registration Statement and Prospectus as amended or supplemented to the time of delivery of such letter).

     (c) Each time the Bank and Holding furnish a certificate pursuant to Section 6(a), at your request Holding shall cause its independent auditors forthwith to furnish you with a letter, dated the date of such filing, amendment or supplement, as the case may be, in form satisfactory to you, of the same tenor as the letter referred to in Section 5(d), with regard to the amended or supplemental financial information included or incorporated by reference in the Registration Statement or the Prospectus as amended or supplemented to the date of such letter; provided that each letter so furnished shall use a “cut-off date” no more than three business days prior to the date of such letter.

     (d) The Company will pay the required Commission filing fees related to the Notes within the time required by Rule 456(b)(1) under the Securities Act and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act.

     7. Indemnification and Contribution.

     (a) The Bank and Holding agree to indemnify and hold harmless you and each person, if any, who controls you within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, the Time of Sale Information or the Prospectus (as amended or supplemented if the Bank or Holding shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to you furnished to the Bank or Holding in writing by you expressly for use therein. The foregoing indemnity agreement with respect to any Time of Sale Information shall not inure to the benefit of any Agent from whom the person asserting any such Losses purchased any Notes where it shall have been determined by a court of competent jurisdiction by final and non-appealable judgment that (i) prior to the Time of Sale of such Notes the Company shall have notified such Agent that the Time of Sale Information contains an untrue statement of material fact or omits to state therein a material fact required to be stated therein in order to make the statements therein not misleading, (ii) such untrue statement or omission of a material fact was corrected in a Permitted Free Writing Prospectus constituting Time of Sale Information, such correcting Permitted Free Writing Prospectus was filed with the Commission prior to the Time of Sale of such Notes and such correcting Permitted Free Writing Prospectus was provided to such Agent far enough in advance of the Time of Sale of such Notes so that such correcting Permitted Free Writing Prospectus could have been provided to such person prior to the Time of Sale of such Notes, (iii) such correcting Permitted Free Writing Prospectus (excluding any document then incorporated or deemed incorporated therein by reference) was not conveyed to such person at or prior to the Time of Sale of such Notes, and (iv) such correcting Permitted Free Writing Prospectus would have cured the defect giving rise to such Losses.

     (b) You agree to indemnify and hold harmless the Bank and Holding, their directors, their officers who sign the Registration Statement and each person, if any, who controls the Bank or Holding within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Bank and Holding to you, but only (i) with reference to information relating to you furnished to the Bank or Holding in writing by you expressly for use in the Registration Statement or the Prospectus (or any amendments or supplements thereto) or the Time of Sale Information.

     (c) You agree to indemnify and hold harmless the Bank and Holding, their directors, officers and employees and each person, if any, who controls the Bank or Holding within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses to which any of them may become subject, insofar as such Losses arise out of or are in connection with the breach of any representation or warranty made by you in Section 2 hereof.

     (d) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to any of the paragraphs (a) through (c) above, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to paragraph (a) above, and by the Bank or Holding, in the case of parties indemnified pursuant to paragraph (b) or (c) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there were to be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     (e) To the extent the indemnification provided for in paragraphs (a) through (c) of this Section 7 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein in connection with any offering of Notes, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Bank and Holding on the one hand and you on the other hand from the offering of such Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Bank and Holding on the one hand and you on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Bank and Holding on the one hand and you on the other hand in connection with the offering of such Notes shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Notes (before deducting expenses) received by the Bank bear to the total discounts and commissions received by you in respect thereof. The relative fault of the Bank and Holding on the one hand and of you on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Bank and Holding on the one hand and you on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (f) The Bank and Holding on the one hand and you on the other hand agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (e) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (e) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, you shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes referred to in paragraph (e) above that were offered and sold to the public through you exceeds the amount of any damages that you have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities

Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

     (g) The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Bank and Holding, their officers and you set forth in or made pursuant to this Agreement or any Terms Agreement will remain operative and in full force and effect regardless of any termination of this Agreement or any such Terms Agreement, any investigation made by or on behalf of you or any person controlling you or by or on behalf of the Bank or Holding, their officers or directors or any person controlling the Bank or Holding and acceptance of and payment for any of the Notes.

     8. Position of the Agents. In acting under this Agreement and in connection with the sale of any Notes by the Bank and Holding (other than Notes sold to you pursuant to a Terms Agreement), you are acting solely as agents of the Bank and Holding and do not assume any obligation towards or relationship of agency or trust with any purchaser of Notes. You shall make reasonable efforts to assist the Bank and Holding in obtaining performance by each purchaser whose offer to purchase Notes has been solicited by you and accepted by the Bank and Holding, but you shall not have any liability to the Bank or Holding in the event any such purchase is not consummated for any reason. If the Bank or Holding shall default in their respective obligations to deliver Notes to a purchaser whose offer the Bank has accepted, the Bank and Holding shall hold you harmless against any loss, claim, damage or liability arising from or as a result of such default and shall, in particular, pay to you the commission you would have received had such sale been consummated.

     9. Offering Restrictions.

     (a) If any Notes are to be offered outside the United States, you will not offer or sell any such Notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by you or for or on behalf of the Bank or Holding unless such consent, approval or permission has been previously obtained. Subject to the obligations of the Bank and Holding set forth in Section 4 of this Agreement, neither the Bank nor Holding shall have any responsibility for, and it shall by your responsibility to obtain, any consent, approval or permission required by you for the subscription, offer, sale or delivery by you of Notes, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which you are subject or in or from which you make any subscription, offer, sale or delivery.

     (b) You will not offer or sell any securities anywhere in the world except in compliance with the requirements of the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer).

     10. Termination. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior oral or written agreements between the parties hereto or their predecessors with regard to the subject matter hereof. This Agreement may be terminated at any time either by the Bank and Holding on the one hand or by you on the other hand upon the giving of written notice of such termination to the other parties hereto, but without prejudice to any rights, obligations or liabilities of either parties hereto accrued or incurred prior to such termination. The termination of this Agreement shall not require termination of any Terms Agreement, and the termination of any such Terms Agreement shall not require termination of this Agreement. If this Agreement is terminated, the third paragraph of Section 3(a), the last sentence of Section 4(b) and 3(c) and Sections 7, 8, 11, 12 and 14 shall survive; provided that if at the time of termination an offer to purchase Notes has been accepted by the Bank but the time of delivery to the purchaser or its agent of such Notes has not occurred, the provisions of Sections 1, 3(b), 3(c), 4(a), 4(e), 4(f), 4(g), 4(h), 4(j), 5 and 6 shall also survive until such delivery has been made.

     11. Advertisements. You agree not to publish or cause to be published or use any written notice, circular, advertisement, letter or communication relating to any offering or proposed offering of the Notes, including, without limitation, any communications within the meaning of Rule 134 under the Securities Act, other than the Prospectus or Time of Sale Information relating to the particular Notes.

     12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Agents, at the address beneath such Agent’s signature on the signature page hereof; or, if sent to the Bank and Holding, will be mailed, delivered or telefaxed and confirmed to the Bank at 250 Bishopsgate, London EC2M 4AA, England, Attention: GEDD–New Issues, with a copy to Deanna Kirkpatrick, Esq., Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 (telefax number: 212-450-3135) and Laura Schisgall, Esq., ABN AMRO Incorporated, 55 East 52nd Street, New York, New York 10055 (telefax number: 212-450-7303).

     13. Successors. This Agreement and any Terms Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 7 and the purchasers of Notes (to the extent expressly provided in Section 5), and no other person will have any right or obligation hereunder.

     14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     15. Applicable Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

     16. Submission to Jurisdiction. The Bank and Holding agree that any legal suit, action or proceeding brought by any Agent or by any person controlling any Agent, arising out of or based upon this Agreement may be instituted in any State or Federal court in the Borough of Manhattan, City and State of New York, and, to the fullest extent permitted by law, waive any objection which they may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such court in any suit, action or proceeding. The Bank and Holding have appointed Herbert Biern, General Counsel, ABN AMRO Bank N.V., Business Unit North America, as their authorized agent (the “Authorized Agent”) upon which process may be instituted in any State or Federal court in the Borough of Manhattan, City and State of New York by any Agent and each of the Bank and Holding expressly accept the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable unless and until a successor authorized agent, located or with an office in the Borough of Manhattan, City and State of New York, shall have been appointed by the Bank and Holding and such appointment shall have been accepted by such successor authorized agent. The Bank and Holding each represent and warrant that the Authorized Agent has agreed to act as said agent for service of process, and the Bank and Holding agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Bank and Holding shall be deemed, in every respect, effective service of process upon the Bank and Holding.

     17. Judgment Currency. The Bank and Holding, on the one hand, and the Agents severally, on the other hand, agree, to indemnify the other against loss incurred as a result of any judgment or order being given or made for any amount due hereunder or under the Notes and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified party would have been able to purchase United States dollars with the amount of the Judgment Currency actually received by it if such indemnified party had utilized such amount of Judgment Currency to purchase United States dollars as promptly as practicable upon receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Bank and Holding, on the one hand, and the Agents, on the other hand, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include an allowance for any customary or reasonable premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

     18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Bank, Holding and you.

Very truly yours,

ABN AMRO BANK N.V.

By:

Name:
Title:

By:

Name:
Title:

ABN AMRO HOLDING N.V.

By:

Name:
Title:

By:

Name:
Title:

The foregoing U.S. Distribution Agreement
is hereby confirmed and accepted as of the
date first above written.

LASALLE FINANCIAL SERVICES, INC.

By:

Name:
Title:

Notices hereunder shall be sent to:

135 S. LaSalle Street

Chicago, IL 60603

Attention:

Telefax:

The foregoing U.S. Distribution Agreement
is hereby confirmed and accepted as of the
date first above written.

ABN AMRO INCORPORATED

By:

Name:
Title:

Notices hereunder shall be sent to:

Attention:

Telefax:

EXHIBIT A

ABN AMRO BANK N.V.
ABN AMRO HOLDING N.V.
SELLING AGENCY INVITATION

Date: [                             ]

To: [Agents]

Reference is made to the U.S. Distribution Agreement dated September 29, 2006 among ABN AMRO Bank N.V. (the “Issuer”), ABN AMRO Holding N.V. (the “Guarantor”) and the Agents named therein (the “Distribution Agreement”). Terms not otherwise defined herein shall have the respective meanings assigned to them in the Distribution Agreement.

You are hereby invited to participate in the offering of the Securities described below for the purposes of soliciting and receiving offers to purchase the Securities from the Issuer and the Guarantor by others.

By your acceptance of this Selling Agency Invitation, you hereby reaffirm the representations and warranties contained in Section 2 of the Distribution Agreement.

The Securities

Issuer:	ABN AMRO Bank N.V.
Guarantor	ABN AMRO Holding N.V.
Title:	[ ]
Issue Size:	[ ]
Coupon:	[ ]
Denominations:	[ ]
Issue Price:	[ ]
Sales Commission:	[ ]
Proposed Issue Date:	[ ]
Maturity Date:	[ ]
Start of Selling Period/Launch Date:	[ ]
Closing Date:	[ ]
Start of Selling Period:	[ ]

A-1

The terms and conditions of the Securities are set out in the pricing supplement to be used in connection with the offering of the Securities. The Issuer will supply you with, or otherwise make available, a reasonable number of copies of the Time of Sale Information upon request.

Very truly yours,

ABN AMRO BANK N.V.

By:

Name:
Title:

By:

Name:
Title:

ABN AMRO HOLDING NV

By:

Name:
Title:

By:

Name:
Title:

A-2

EXHIBIT B

ABN AMRO BANK N.V.
ABN AMRO HOLDING N.V.

ABN NOTES

NOTES TERMS AGREEMENT

_______________, 200_

ABN AMRO Bank N.V.
ABN AMRO HOLDING N.V.

Attention:

Re:	U.S. Distribution Agreement dated September 29, 2006 (the “U.S.
Distribution Agreement”)

     The undersigned agrees to purchase your ABN Notes having the following terms:

All Notes	Fixed Rate Notes	Floating Rate Notes

Principal Amount:	Interest Rate:	Base Rate:

Purchase Price:	Applicability of Modified	Index Maturity:
Payment upon
Acceleration:

Price to Public:	If yes, state issue price:	Index Currency:

Settlement Date and	Amortization Schedule:	Spread (Plus or Minus):
Time:

Place of Delivery:	Applicability of Annual	Spread Multiplier:
Interest Payments:

Specified Currency:	Denominated Currency	Alternate Rate Event
	(if any):	Spread:

Original Issue Date:	Indexed Currency or	Initial Interest Rate:
Currencies (if any):

Interest Accrual Date:	Payment Currency (if	Initial Interest Reset
	any):	Date:

All Notes	Fixed Rate Notes	Floating Rate Notes

Maturity Date:	Exchange Rate Agent (if	Interest Reset Dates:
any):

Optional Repayment	Reference Dealers:	Interest Reset Period:
Date(s):

Optional Redemption	Face Amount (if any):	Maximum Interest Rate:
Date(s):

Initial Redemption Date:	Fixed Amount of each	Minimum Interest Rate:
Indexed Currency (if
any):

Initial Redemption	Aggregate Fixed Amount	Interest Payment Period:
Percentage:	of each Indexed Currency
(if any):

Annual Redemption	Applicability of Issuer’s	Calculation Agent:
Percentage Reduction:	Option to Extend
Original Maturity Date:

Ranking:	If yes, state Final	Reporting Service:
Maturity Date:

Other Provisions:		Variable Rate Renewable
Notes:

Redemption Dates:

Redemption Percentage:

Initial Maturity Date:

Final Maturity Date:

Applicability of Issuer’s
Option to Reset Spread or
Spread Multiplier:

     The provisions of Sections 1, 3(b) and 3(c), 4 through 7, 9 and 11 through 15 of the U.S. Distribution Agreement and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein.

     This Agreement is also subject to termination on the terms incorporated by reference herein. If this Agreement is terminated, the provisions of Sections 4(i), 7, 11, 12, and 14 of the U.S. Distribution Agreement shall survive for the purposes of this Agreement.

     The following information, opinions, certificates, letters and documents referred to in Section 5 of the U.S. Distribution Agreement will be required:

LASALLE FINANCIAL SERVICES, INC.		ABN AMRO INCORPORATED

By:		By:

	Name:		Name:
	Title:		Title:

Accepted:

ABN AMRO BANK N.V.

By:

Name:
Title:

By:

Name:
Title:

ABN AMRO HOLDING N.V.

By:

Name:
Title:

By:

Name:
Title:

EXHIBIT C

ABN AMRO BANK N.V.
ABN AMRO HOLDING N.V.

ABN NOTES

ADMINISTRATIVE PROCEDURES

     Explained below are the administrative procedures and specific terms of the offering from time to time of senior notes (the “Notes”), on a continuous basis by ABN AMRO Bank N.V. (the “Bank”) pursuant to the U.S. Distribution Agreement, dated as of September 29, 2006 (as may be amended from time to time, the “Distribution Agreement”) between the Bank, ABN AMRO Holding N.V. as guarantor (“Holding”) and the Agents listed on the signature pages therein (collectively or individually, the “Agent”). The Notes will be issued as senior indebtedness of the Bank pursuant to the provisions of an indenture dated as of September 15, 2006 (as may be supplemented or amended from time to time, the “Indenture”) among the Bank, Holding, Citibank N.A., as securities administrator, and Wilmington Trust Company, as trustee.

     In the Distribution Agreement, upon appointment pursuant to a Selling Agency Invitation, the Agent has agreed to use reasonable efforts to solicit purchases of the Notes, and the administrative procedures explained below will govern the issuance and settlement of any Notes sold through the Agent, as agent of the Bank. The Agent, as principal, may also purchase Notes for its own account, and if requested by the Agent, the Bank and Holding, on the one side, and the Agent, on the other side, will enter into a terms agreement (a “Terms Agreement”), as contemplated by the Distribution Agreement. The administrative procedures explained below will govern the issuance and settlement of any Notes purchased by the Agent, as principal, unless otherwise specified in the applicable Terms Agreement.

     Citibank N.A. (“Citibank”) will be the Registrar, Calculation Agent (with respect to Floating Rate Notes), Authenticating Agent and Paying Agent for the Notes and in each case, will perform the duties specified herein. Each Note will be represented by either (i) a Global Note and (as defined below) delivered to Citibank, as agent for The Depository Trust Bank (“DTC”), and recorded in the book-entry system maintained by DTC (in the case of a Note, a “Book-Entry Note” or (ii) a certificate delivered to the holder thereof or a person designated by such holder, a “Certificated Note”. Except as set forth in the Indenture, an owner of a Book-Entry Note, as the case may be, will not be entitled to receive a Certificated Note.

     Book-Entry Notes, which may be payable in either U.S. dollars or other specified currencies, will be issued in accordance with the administrative procedures set forth in Part I hereof as they may subsequently be amended as the result of changes in DTC’s operating procedures. Certificated Notes will be issued in accordance with the administrative procedures set forth in Part II hereof.

     Unless otherwise defined herein, terms defined in the Indenture or any Prospectus Supplement relating to the Notes shall be used herein as therein defined.

     The Bank will advise the Agent in writing of the employees of the Bank with whom the Agent is to communicate regarding offers to purchase Notes and the related settlement details.

PART I: ADMINISTRATIVE PROCEDURES FOR BOOK-ENTRY NOTES

     In connection with the qualification of the Book-Entry Notes for eligibility in the book-entry system maintained by DTC, Citibank will perform the custodial, document control and administrative functions described below.

Issuance:

On any date of settlement (as defined under “Settlement” below) for one or more Book-Entry Notes, the Bank will issue, in the case of the Notes, a single global Note in fully registered form without coupons (a “Global Note”) representing up to U.S. $500,000,000 principal amount of all such Notes that have the same Original Issue Date, Maturity Date and other terms. Each Global Note will be dated and issued as of the date of its authentication by Citibank. Each Global Note, will bear an “Interest Accrual Date,” which will be (i) with respect to an original Global Note (or any portion thereof), its original issuance date and (ii) with respect to any Global Note (or any portion thereof) issued subsequently upon exchange of a Global Note, or in lieu of a destroyed, lost or stolen Global Note, the most recent Interest Payment Date to which interest has been paid or duly provided for on the predecessor Global Note or Notes (or if no such payment or provision has been made, the original issuance date of the predecessor Global Note), regardless of the date of authentication of such subsequently issued Global Note. Book-Entry Notes may be payable in either U.S. dollars or other specified currencies. No Global Note will represent, any Certificated Note, as the case may be.

If the Pricing Supplement (as defined herein) provides for an extended offering period beyond the Original Issue Date, then on any subsequent date of settlement for Notes having the same Original Issue Date, Maturity Date and other terms as the Notes represented by such Global Note, Citibank will annotate the Global Note to indicate the change in aggregate principal amount. Upon such annotation, Citibank, by means of an instruction originated through DTC’s Deposit/Withdrawal at Custodian (DWAC) system, will inform DTC to reflect an increase to the aggregate principal amount of the

Notes.

Denominations:

Book-Entry Notes will be issued in principal amounts of U.S. $1,000 or any amount in excess thereof that is an integral multiple of U.S. $1,000 or, if such Book-Entry Notes are issued in a currency other than U.S. dollars, principal amounts of such currency in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such currency), unless otherwise indicated in the applicable Pricing Supplement, will be denominated in principal amounts not in excess of U.S. $500,000,000. If one or more Book-Entry Notes having an aggregate principal amount in excess of U.S. $500,000,000, would, but for the preceding sentence, be represented by a single Global Note, then one Global Note will be issued to represent each U.S. $500,000,000 principal amount of such Book-Entry Note or Notes and an additional Global Note, will be issued to represent any remaining principal amount of such Book-Entry Note or Notes. In such a case, each of the Global Notes representing such Book-Entry Note or Notes shall be assigned the same CUSIP number.

Preparation of Pricing Supplement:

If any order to purchase a Book-Entry Note is accepted by or on behalf of the Bank, the Bank will prepare a pricing supplement (a “Pricing Supplement”) reflecting the terms of such Note. The Bank (i) will arrange to file an electronic format document, in the manner prescribed by the EDGAR Filer Manual, of such Pricing Supplement with the Commission in accordance with the applicable paragraph of Rule 424(b) under the Act, (ii) will, promptly and in any event not later than the date on which such Pricing Supplement is filed with the Commission, deliver the number of copies of such Pricing Supplement to the Agent as the Agent shall reasonably request and (iii) will, on the Agent’s behalf, promptly file five copies of such Pricing Supplement with the National Association of Securities Dealers, Inc. (the “NASD”). The Agent will cause such Pricing Supplement to be delivered to the purchaser of the Note.

In each instance that a Pricing Supplement is

prepared, the Agent will affix the Pricing Supplement to Prospectuses prior to their use. Outdated Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:

The receipt by the Bank of immediately available funds in payment for a Book-Entry Note and the authentication and issuance of the Global Note representing such Note shall constitute “settlement” with respect to such Note. All orders accepted by the Bank will be settled on the fifth Business Day pursuant to the timetable for settlement set forth below unless the Bank and the purchaser agree to settlement on another day, which shall be no earlier than the next Business Day.

Settlement Procedures:	Settlement Procedures with regard to each Book- Entry Note sold by the Bank to or through the Agent (unless otherwise specified pursuant to a Terms Agreement), shall be as follows:

A.	In the case of a Book-Entry Note, the Agent will advise the Bank by telephone that such Note is a Book-Entry Note and of the following settlement information:

1.	Principal amount.

2.	Maturity Date.

3.	In the case of a Fixed Rate Book-Entry Note, the Interest Rate, whether such Note will pay interest annually, semiannually or quarterly or, in the case of a Floating Rate Book-Entry Note, the Initial Interest Rate (if known at such time), Interest Payment Date(s), Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Index Currency, Interest Reset Period, Initial Interest Reset Date, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and the Alternate Rate Event Spread (if any).

4.	Redemption or repayment provisions, if any.

5.	Ranking.

6.	Settlement date and time (Original Issue Date).

7.	Interest Accrual Date.

8.	Price.

9.	Agent’s commission, if any, determined as provided in the Distribution Agreement.

10.	Whether the Note is an Original Issue Discount Note (an “OID Note”), and if it is an OID Note, the applicability of Modified Payment upon Acceleration (and, if so, the Issue Price)

11.	Whether the Bank has the option to reset the Spread or Spread Multiplier of the Note.

12.	Whether the Note is an Optionally Exchangeable Note, a Mandatorily Exchangeable Note, or any form of exchangeable Note.

13.	Any other applicable provisions.

B.

The Bank will advise Citibank by telephone or electronic transmission (confirmed in writing at any time on the same date) of the information set forth in “Settlement Procedure” “A” above. The Bank will then assign a CUSIP number to the Global Note representing a Note and will notify Citibank and the Agent of such CUSIP number(s) by telephone as soon as practicable.

C.	Citibank will enter a pending deposit message through DTC’s Participant Terminal System, providing the following settlement information to DTC, the Agent and Standard & Poor’s Corporation:

1.	The information set forth in “Settlement Procedure” “A” and “B” above.

2.	The Initial Interest Payment Date for the Notes the number of days by which such date succeeds the related DTC Record Date and, if known, amount of interest payable on such Initial Interest Payment Date.

3.	The CUSIP number of the Global Note.

4.	Whether the Global Note will represent any

other Book-Entry Note (to the extent known at such time).

5.	The number of Participant accounts to be maintained by DTC on behalf of the Agent and Citibank.

D.	Citibank will authenticate and deliver the Global Note representing the Note upon its receipt of a written authentication order from the Bank.

E.	DTC will credit such Note to Citibank’s participant account at DTC.

F.

Citibank will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit the Note, as the case may be, to Citibank’s participant account and credit such Note to the Agent’s participant account and (ii) debit the Agent’s settlement account and credit Citibank’s settlement account for an amount equal to the price of such Note, less the Agent’s commission, if any. The entry of such a deliver order shall constitute a representation and warranty by Citibank to DTC that (a) the Global Note representing a Book-Entry Note has been issued and authenticated and (b) Citibank is holding such Global Note pursuant to the Medium-Term Note Certificate Agreement between Citibank and DTC.

G.

Unless the Agent is the end purchaser of the Note, the Agent will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC (i) to debit such Note to the Agent’s participant account and credit such Note to the participant accounts of the Participants with respect to such Note and (ii) to debit the settlement accounts of such Participants and credit the settlement account of the Agent for an amount equal to the price of such Note.

H.	Transfers of funds in accordance with SDFS deliver orders described in Settlement Procedures “F” and “G” will be settled in accordance with SDFS operating procedures in effect on the settlement date.

I.	Citibank will credit to the account of the Bank

maintained at ABN AMRO, New York, in funds available for immediate use in the amount transferred to Citibank in accordance with “Settlement Procedure” “F”.

J.

Unless the Agent is the end purchaser of the Note, the Agent will confirm the purchase of such Note to the purchaser either by transmitting to the Participants with respect to such Note a confirmation order or orders through DTC’s institutional delivery system or by mailing a written confirmation to such purchaser.

K.

Monthly, Citibank will make available to the Bank a statement setting forth the principal amount of Notes outstanding as of that date under the Indentures, and setting forth a brief description of any sales of which the Bank has advised Citibank that have not yet been settled.

Settlement Procedures Timetable:

For sales by the Bank of Book-Entry Notes to or through the Agent (unless otherwise specified pursuant to a Terms Agreement) for settlement on the first Business Day after the sale date, Settlement Procedures “A” through “K” set forth above shall be completed as soon as possible but not later than the respective times in New York City set forth below:

Settlement
Procedure	Time
A	11:00 A.M. on the sale date
B	11:00 A.M. on the sale date
C	12:00 Noon on the sale date
D	2:00 P.M. on the sale date
E	9:00 A.M. on the settlement date
F	10:00 A.M. on the settlement date
G-H	2:00 P.M. on the settlement date
I	4:45 P.M. on the settlement date
J-K	5:00 P.M. on the settlement date

If a sale is to be settled more than one Business Day after the sale date, Settlement Procedures “A”, “B”, “C” and “D” shall be completed as soon as practicable but no later than 11:00 A.M., 11:00 A.M., 12 Noon and 2:00 P.M., respectively, on the first Business Day after the sale date. If the Initial Interest Rate for a Floating Rate Book-Entry Note has not been determined at the time that “Settlement Procedure” “A” is completed, “Settlement Procedure” “C” and “D” shall be completed as soon as such rate has been determined but no later than 12 Noon and 2:00 P.M., respectively, on the first Business Day before the settlement date. “Settlement Procedure” “I” is subject to extension in accordance with any extension of Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the settlement date.

If settlement of a Book-Entry Note is rescheduled or canceled, Citibank, after receiving notice from the Bank or the Agent, will deliver to DTC, through DTC’s Participant Terminal System, a cancellation message to such effect by no later than 2:00 P.M. on the Business Day immediately preceding the scheduled settlement date.

Failure to Settle:

If Citibank fails to enter an SDFS deliver order with respect to a Book-Entry Note pursuant to “Settlement Procedure” “G”, Citibank may deliver to DTC, through DTC’s Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Note to Citibank’s participant account, provided that Citibank’s participant account contains a principal amount of the Global Note representing such Note that is at least equal to the principal amount or face amount to be debited. If a withdrawal message is processed with respect to all the Book-Entry Notes represented by a Global Note, Citibank will mark such Global Note “canceled,” make appropriate entries in Citibank’s records and send such canceled Global Note to the Bank. The CUSIP number assigned to such Global Note shall, in accordance with the procedures of the CUSIP Service Bureau of Standard & Poor’s Corporation, be canceled and not immediately reassigned. If a withdrawal message is processed with respect to one or more, but not all, of the Book-Entry Notes represented by a Global Note, Citibank will exchange such Global Note for two

Global Notes one of which shall represent such Book-Entry Note or Notes and shall be canceled immediately after issuance and the other of which shall represent the remaining Book-Entry Notes previously represented by the surrendered Global Note and shall bear the CUSIP number of the surrendered Global Note.

If the purchase price for any Book-Entry Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the Agent may enter SDFS deliver orders through DTC’s Participant Terminal System reversing the orders entered pursuant to Settlement Procedures “F” and “G”, respectively. Thereafter, Citibank will deliver the withdrawal message and take the related actions described in the preceding paragraph.

Notwithstanding the foregoing, upon any failure to settle with respect to a Book-Entry Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect.

In the event of a failure to settle with respect to one or more, but not all, of the Book-Entry Notes to have been represented by a Global Note Citibank will provide, in accordance with Settlement Procedures “D” and “E”, for the authentication and issuance of a Global Note representing the Book- Entry Notes to be represented by such Global Note and will make appropriate entries in its records.

PART II:	ADMINISTRATIVE PROCEDURES FOR CERTIFICATED NOTES

Citibank will serve as registrar in connection with the Certificated Notes.

Issuance:

Each Certificated Note will be dated and issued as of the date of its authentication by Citibank. Each Certificated Note will bear an Original Issue Date, which will be (i) with respect to an original Certificated Note (or any portion thereof), its original issuance date (which will be the settlement date) and (ii) with respect to any Certificated Note

(or portion thereof) issued subsequently upon transfer or exchange of a Certificated Note or in lieu of a destroyed, lost or stolen Certificated Note, the original issuance date of the predecessor Certificated Note, regardless of the date of authentication of such subsequently issued Certificated Note.

Preparation of Pricing Supplement:

If any order to purchase a Certificated Note is accepted by or on behalf of the Bank, the Bank will prepare a pricing supplement (a “Pricing Supplement”) reflecting the terms of such Note. The Bank (i) will arrange to file an electronic format document, in the manner prescribed by the EDGAR Filer Manual, of such Pricing Supplement with the Commission in accordance with the applicable paragraph of Rule 424(b) under the Act, (ii) will, promptly and in any event not later than the date on which such Pricing Supplement is filed with the Commission, deliver the number of copies of such Pricing Supplement to the Agent as the Agent shall reasonably request and (iii) will, on the Agent’s behalf, promptly file five copies of such Pricing Supplement with the NASD. The Agent will cause such Pricing Supplement to be delivered to the purchaser of the Note.

In each instance that a Pricing Supplement is prepared, the Agent will affix the Pricing Supplement to Prospectuses prior to their use. Outdated Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:

The receipt by the Bank of immediately available funds in exchange for an authenticated Certificated Note delivered to the Agent and the Agent’s delivery of such Note against receipt of immediately available funds shall constitute “settlement” with respect to such Note. All offers accepted by the Bank will be settled on or before the fifth Business Day next succeeding the date of acceptance pursuant to the timetable for settlement set forth below, unless the Bank and the purchaser agree to settlement on another date.

Settlement Procedures:	Settlement Procedures with regard to each Certificated Note sold by the Bank to or through the Agent (unless otherwise specified pursuant to a Terms Agreement) shall be as follows:

A.	In the case of Certificated Notes, the Agent will advise the Bank by telephone that such Note is a Certificated Note and of the following settlement information:

1.	Name in which such Note is to be registered (“Registered Note Owner”).

2.	Address of the Registered Note Owner and address for payment of principal and interest.

3.	Taxpayer identification number of the Registered Note Owner (if available).

4.	Principal amount.

5.	Maturity Date.

6.	In the case of a Fixed Rate Certificated Note, the Interest Rate, whether such Note will pay interest annually or semiannually or, in the case of a Floating Rate Certificated Note, the Initial Interest Rate (if known at such time), Interest Payment Date(s), Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Index Currency, Interest Reset Period, Initial Interest Reset Date, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and the Alternate Rate Event Spread (if any).

7.	Redemption or repayment provisions, if any.

8.	Ranking.

9.	Settlement date and time (Original Issue Date).

10.	Interest Accrual Date.

11.	Price.

12.	Agent’s commission, if any, determined as provided in the Distribution Agreement.

13.	Denominations.

14.	Specified Currency.

15.	Whether the Note is an OID Note, and if it is an OID Note, the applicability of Modified Payment upon Acceleration (and if so, the Issue Price).

16.	Whether the Bank has the option to reset the Spread or Spread Multiplier of the Note.

17.	Any other applicable provisions.

B.

The Bank will advise Citibank by telephone or electronic transmission (confirmed in writing at any time on the sale date) of the information set forth in Settlement Procedure “A” and “B” above, as applicable.

C.

The Bank will have delivered to Citibank a pre- printed four-ply packet for each Note, which packet will contain the following documents in forms that have been approved by the Bank, the Agent and the Trustee, as applicable:

1.	Note with customer confirmation.

2.	Stub One - For Citibank.

3.	Stub Two - For the Agent.

4.	Stub Three - For the Bank.

D.

Citibank will with respect to a Note, authenticate such Note and deliver it (with the confirmation) upon receipt of a written authentication order from the Bank and Stubs One and Two to the Agent. The Agent will acknowledge receipt of the Note by stamping or otherwise marking Stub One and returning it to Citibank. Such delivery will be made only against such acknowledgment of receipt and evidence that instructions have been given by the Agent for payment to the account of the Bank at Citibank, or to such other account as the Bank shall have specified to the Agent and Citibank in funds available for immediate use, of an amount equal to the price of such Note less the Agent’s commission, if any. In the event that the instructions given by the Agent for payment to the account of the Bank are revoked, the Bank will as promptly as possible wire transfer to the account of the Agent an amount of immediately available funds equal to the amount of such payment made.

E.

Unless the Agent is the end purchaser of such Note, the Agent will deliver such Note (with confirmation) to the customer against payment in immediately payable funds. The Agent will obtain the acknowledgment of receipt of such Note by retaining Stub Two.

F.

Citibank will send Stub Three to the Bank by first- class mail. Periodically, Citibank will also send to the Bank a statement setting forth, in the case of the Notes, the principal amount of the Notes outstanding as of that date under the Indenture setting forth a brief description of any sales of which the Bank has advised Citibank that have not yet been settled.

Settlement Procedures Timetable:

For sales by the Bank of Certificated Notes to or through the Agent (unless otherwise specified pursuant to a Terms Agreement), Settlement Procedures “A” through “F” set forth above shall be completed on or before the respective times in New York City set forth below:

Settlement
Procedure	Time
A	2:00 P.M. on day before settlement date
B	2:00 P.M. on day before settlement date
C	3:00 P.M. on day before settlement date
D-E	2:15 P.M. on settlement date
F	3:00 P.M. on settlement date

Failure to Settle:

If a purchaser fails to accept delivery of and make payment for any Certificated Note, the Agent will notify the Bank and Citibank by telephone and return such Note to Citibank. Upon receipt of such notice, the Bank will immediately wire transfer to the account of the Agent an amount equal to the amount previously credited thereto in respect to such Note. Such wire transfer will be made on the settlement date, if possible, and in any event not later than the Business Day following the settlement date. If the failure shall have occurred for any reason other than a default by the Agent in the performance of its obligations hereunder and under the Distribution Agreement, then the Bank will reimburse the Agent or Citibank, as appropriate, on an equitable basis for its loss of the use of the funds during the period when they were credited to the account of the Bank. Immediately upon receipt of the Certificated Note in respect of which such failure occurred, Citibank will mark such note “canceled,” make appropriate entries in Citibank’s records and send such Note to the Bank.

EXHIBIT D

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) the Notes will be offered to the public in that Relevant Member State of the European Economic Area, except that the Notes may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by ABN AMRO Bank N.V. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

D-1